Exhibit K

EXECUTION VERSION

July 16, 2018

ORNELLA BARRA	(1)

and

ALLIANCE SANTÉ PARTICIPATIONS S.A.	(2)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of shares of common stock, par value $0.01 per share, of Walgreens Boots Alliance, Inc.

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	SALE AND PURCHASE	4

3	PURCHASE PRICE	4

4	COMPLETION	4

5	WARRANTIES	5

6	FURTHER COVENANTS AND UNDERTAKINGS; POWERS OF ATTORNEY	8

7	SHARE OWNERSHIP; DRS / BOOK-ENTRY SHARES	8

8	GENERAL	8

9	ASSIGNMENT	9

10	ENTIRE AGREEMENT	9

11	NOTICES	10

12	COUNTERPARTS	11

13	GOVERNING LAW AND JURISDICTION	11

i

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of July 16, 2018, by and among the following parties (each a “Party” and collectively, the “Parties”):

(1)                                 ORNELLA LUISA BARRA, a citizen of Monaco, born on [redacted] at [redacted], Italy and residing at [redacted] 98000 Monaco (the “Seller”); and

(2)                                 ALLIANCE SANTÉ PARTICIPATIONS S.A., a société anonyme incorporated in the Grand Duchy of Luxembourg (registration number B 51280), whose registered office is at 14, Avenue du X Septembre, L-2550 Luxembourg, Grand Duchy of Luxembourg (the “Purchaser”).

RECITALS

A                                       The Seller is the beneficial owner and legal holder of record of 1,697,438 WBA Shares, being: (i) 150,166 unrestricted WBA Shares (WAL1) and (ii) 1,547,272 restricted WBA Shares (WAL2), in each case held in DRS/book-entry form in her shareholder account (No. [redacted]) maintained by the Transfer Agent;

B                                       Subject to and on the terms and conditions set forth herein, the Seller, desires to sell, and the Purchaser desires to purchase, all 1,697,438 WBA Shares (the “Sale Shares”);

C                                       The 5-day volume weighted average price per WBA Share on the NASDAQ for the 5-trading day period ending on (and including) July 13, 2018, the last trading day immediately prior to the entry into this Agreement was US$63.92 per share; and

D                                       Pursuant to and in accordance with the pre-clearance authorization procedures required by the Insider Trading Policy of the Company, the Company has approved the purchase of the Sale Shares by the Purchaser and the sale of the Sale Shares by the Seller.

IT IS AGREED THAT:

1                                         DEFINITIONS AND INTERPRETATION

1.1                              In this Agreement, unless the context otherwise requires:

“Business Day” means any day other than a Saturday, Sunday and any legal or public holiday or a day on which banking institutions in Luxembourg, Monaco or the United States of America are authorized or required by law to close.

“Company” means Walgreens Boots Alliance, Inc., a corporation organized and existing under the laws of the State of Delaware, whose head office is at 108 Wilmot Road, Deerfield, Illinois  60015-5145, United States.

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to this Agreement.

“Completion Date” has the meaning ascribed thereto in Section 4.1.

“Encumbrance” means any claim, mortgage, lien, pledge, usufruct, charge, encumbrance, equitable interest, hypothecation, right of pre-emption, right of first offer, right of first refusal, deed of trust, option, warrant or other security interest or any other restriction or right exercisable by, or in favour of, any third party (or an agreement or commitment to create any of them), including any restriction or covenant with respect to voting, transfer or exercise of other attributes of ownership.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Sale Shares” shall have the meaning set forth in the Recitals.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller’s Bank Account” means the bank account of the Seller, the details of which are set forth in Schedule 1.

“STAMP” means the Securities Transfer Agent Medallion Program.

“Transfer Agent” means EQ Shareowner Services, acting in its capacity as the transfer agent of the Company.

“Warranties” means the warranties set out in Section 5.1.

“WBA Share” means a share of common stock, par value $0.01 per share, of the Company.

“WBA Shareholders’ Agreement” means that Shareholders’ Agreement, dated August 2, 2012 (as amended through the date hereof) by and among, inter alios, the Company (as successor to Walgreen Co., an Illinois corporation) and the Purchaser, and with respect to which the Seller executed a joinder agreement, dated August 2, 2012.

1.2                              Any reference to a law, statute, statutory provision, rule or regulation shall be construed as referring to that law, statute, statutory provision, rule or regulation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement and shall also be construed as referring to any previous law, statute, statutory provision, rule or regulation amended, modified, consolidated, re-enacted or replaced by such law, statute, statutory provision, rule or regulation.

1.3                              Any reference to a statutory provision shall be construed as including references to any rule or regulation promulgated pursuant to that statutory provision.

1.4                              Unless the context otherwise requires:

(a)                                words denoting the singular include the plural and vice versa;

(b)                                words denoting any gender include all other genders;

(c)                                 any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

(d)                                all references to time are to Central European Time; and

(e)                                 any reference to a Party is to a Party to this Agreement.

1.5                              Article headings are for convenience only and shall not affect the interpretation of this Agreement. Any reference to a section, sub-section, paragraph or schedule is to the relevant section, sub-section, paragraph or schedule of this Agreement.

1.6                              The schedules to this Agreement shall for all purposes form part of this Agreement.

1.7                              Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2                                        SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Seller hereby sells, assigns, transfers and conveys to the Purchaser and the Purchaser hereby purchases, acquires and accepts from the Seller, all title to and interest in the Sale Shares, free and clear of any Encumbrance (other than arising under the WBA Shareholders’ Agreement), including all accrued benefits and rights attaching or accruing to the Sale Shares, including all dividends declared on or after the date of this Agreement.

3                                        PURCHASE PRICE

The purchase price per WBA Share to be paid by the Purchaser for the purchase of the Sale Shares shall be US$63.92 (sixty-three US dollars and 92/100 US dollars) (being the price equal to the 5-day volume weighted average price per share of Common Stock on the NASDAQ for the 5-trading day period ending on (and including) July 13, 2018, the last trading day immediately prior to the entry into this Agreement.  Accordingly, the aggregate purchase price payable for the Sale Shares is US$108,500,237 (one hundred eight million, five hundred thousand, two hundred thirty-seven US dollars) (the “Purchase Price”).

4                                        COMPLETION

4.1                              Completion shall take place at on July 16, 2018 or on such other later date as the Parties may agree (the “Completion Date”).

4.2                              At Completion, the Seller shall deliver to the Purchaser duly completed and signed stock power forms, duly guaranteed by a member of STAMP, authorizing and instructing the Transfer Agent to transfer record ownership of the Sale Shares to the account of the Purchaser in the share register of the Company.

4.3                              At Completion, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the Seller’s Bank Account an amount in US dollars equal to the Purchase Price.

4.4                              All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

5                                        WARRANTIES

5.1                              Seller’s Warranties

The Seller warrants to the Purchaser, as the date of this Agreement and as of the Completion Date, as follows:

(a)                       she has all requisite capacity and right to enter into this Agreement and to perform fully her obligations under this Agreement in accordance with its terms;

(b)                       this Agreement has been duly executed and delivered by her and, assuming the due authorization, execution and delivery by the Purchaser constitutes her legal, valid and binding obligation enforceable against her in accordance with its terms;

(c)                        she is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser on the terms set out in this Agreement;

(d)                       the execution and delivery of, and the performance of her obligations under this Agreement will not:

(i)                                              result in a breach of, or give rise to a default under, any contract or other instrument to which she is a party or by which she is bound;

(ii)                                           result in a breach of any applicable laws or regulations or any order, judgment or decree of any court, governmental agency or regulatory authority applicable to her or any of her assets or to which she is a party or by which she is otherwise bound; nor

(iii)                                        require her to obtain any consent or approval from or make any registration with, any governmental or other authority or other third party, except for the pre-clearance authorization to sell the Sale Shares which she has duly obtained from the Company;

(e)                        other than arising under the terms of the WBA Shareholders’ Agreement:

(i)                                     there is no Encumbrance on, over or affecting any of the Sale Shares;

(ii)                                  there is no agreement or commitment (conditional or otherwise) to give or create any of the foregoing; and

(iii)                               no person has made any claim to be entitled to any of the foregoing;

(f)                         she is entering into this Agreement as principal and not as broker or agent for any other person;

(g)                        she is not insolvent, and is not subject to insolvency proceedings including without limitation personal insolvency or bankruptcy proceedings and no fact exists that would result in such event occurring;

(h)                       neither she, any of any of her affiliates (as defined in Regulation 501 under the Securities Act), nor any Person acting on her or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) or “general solicitation” (as defined in Regulation D under the Securities Act) with respect to the Sale Shares, and she and they have complied and will comply with the offering restrictions requirement of Regulation S.

5.2                              Purchaser’s Warranties

The Purchaser warrants to the Seller, as of the date of this Agreement and as of the Completion Date, as follows:

(a)                       it has all requisite power and authority to enter into this Agreement and to perform fully its obligations under this Agreement in accordance with its respective terms;

(b)                       the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller constitutes the Purchaser’s legal, valid and binding obligation enforceable against it in accordance with its terms;

(c)                        the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations under this Agreement will not:

(i)                        result in a breach of any provision of the statuts of the Purchaser;

(ii)                        result in a breach of, or give rise to a default under, any contract or other instrument to which the Purchaser is a party or by which the Purchaser is bound;

(iii)                     result in a breach of any applicable laws or regulations or any order, judgment or decree of any court, governmental agency or regulatory authority applicable to the Purchaser or any of its assets or to which the Purchaser is a party or by which the Purchaser is otherwise bound; nor

(iv)                    require the Purchaser to obtain any consent or approval from or make any registration with, any governmental or other authority or other third party, except for the preclearance authorization to purchase the Sale Shares which it has duly obtained from the Company.

(d)                       it is entering into this Agreement as principal and not as broker or agent for any other person;

(e)                        no resolution has been passed nor, so far as the Purchaser is aware, legal proceedings started, for the winding up of the Purchaser, nor so far as the Purchaser is aware has an administrative or other receiver or manager been appointed by any person over the whole or any part of the business or assets of the Purchaser;

(f)                         it is not insolvent, has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors, nor has it taken any steps to obtain a moratorium on payments;

(g)                        the entry into and completion of this Agreement, including completion of the sale and purchase of the Sale Shares pursuant to this Agreement, does not require to be notified to any antitrust, merger control or competition authority and does not require the approval of any such antitrust, merger control or competition authority, under any applicable antitrust, merger control or competition laws or rules (whether in the United States, the European Union or otherwise);

(h)                       it is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act and that its duly authorized representative was outside the United States at the time this Agreement was negotiated, executed and delivered.  The Purchaser understands that the Seller is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the Sale Shares have not been registered under the Securities Act or any other applicable law and that such Sale Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act (and in compliance with any other applicable law) except pursuant to an applicable exemption therefrom;

(i)                           it is acquiring the Sale Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Sale Shares; and neither it, nor any of any of its affiliates (as defined in Regulation 501 under the Securities Act), nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) or “general solicitation” (as defined in Regulation D under the Securities Act) with respect to the Sale Shares, and it and they have complied and will comply with the offering restrictions requirement of Regulation S; and

(j)                          it acknowledges that the 1,547,272 restricted WBA Shares (WAL2) being purchased hereunder are either First Step Walgreens Shares or Second Step Walgreens Shares (as such terms are defined in the Walgreens’ Shareholders Agreement) and on and after their purchase and transfer hereunder such Shares (as defined in the Walgreens’ Shareholders Agreement) shall continue to be endorsed with the notation required pursuant to Section 2.1(g) of the Walgreens’ Shareholders Agreement.

5.3                              General provisions in relation to the Warranties

(a)                       Any payment made to the Purchaser in respect of any of the Warranties shall, to the extent possible, be deemed to be a reduction in the Purchase Price.

(b)                       The Warranties shall not be extinguished or affected by Completion.

(c)                        Notwithstanding any other provision of this Agreement, none of the limitations contained in this Article 5 nor any statutory limitations shall apply to any claim against the Seller for breach of the Warranties where the matter, fact or circumstance giving rise to the claim arises as a result of fraud on the part of the Seller.

5.4                              Limitations on the liability of the Seller

(a)                       The liability of the Seller in respect of any claim under this Agreement shall be limited as provided in this Section 5.4.

(b)                       The aggregate liability of the Seller under the Warranties shall not in any circumstances exceed the Purchase Price paid by the Purchaser to the Seller under this Agreement.

(c)                        The Seller shall not be liable in respect of any claim under the Warranties unless and until she shall have received from the Purchaser on or before the second (2nd)

anniversary of Completion written notice of the relevant claim including the amount of the claim and the material facts of the matter or default which gives rise to the claim.

6                                        FURTHER COVENANTS AND UNDERTAKINGS; POWERS OF ATTORNEY

6.1                              From and after the date hereof, each of the Parties will execute and deliver such instruments, documents and other papers and take such further actions and do or cause to be done all things necessary, proper or advisable under applicable law, as may be reasonably required to carry out the provisions hereof and to give effect to the purchase and sale of the Sale Shares and to vest full legal right and title to the Share Shares in the Purchaser.  For the avoidance of doubt, the obligations of the Parties under this Section 6.1 shall survive the Completion.

6.2                              In furtherance, and not in limitation of, Section 6.1, effective as of, and subject to, the Completion (including payment of the Purchase Price by the Purchaser), the Seller irrevocably constitutes and appoints the Purchaser as her attorney-in-fact, with full power of substitution and re-substitution, to execute and deliver in her name and on her behalf any and all transfer instruments in respect of the Sale Shares, together with any and all other documentation relating to the registration of the Sale Shares in the account of the Purchaser on the share register of the Company.

6.3                              Effective as of, and subject to, the Completion (including payment of the Purchase Price by the Purchaser), the Seller irrevocably constitutes and appoints Stefano Pessina her proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent with respect to all the Sale Shares, which proxy and power of attorney shall be irrevocable and shall be deemed to be coupled with an interest sufficient under applicable law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Seller with respect to any Sale Shares legally and/or beneficially held by her.

6.4                              Effective as of, and subject to, the Completion (including payment of the Purchase Price by the Purchaser), the Seller undertakes that it shall (i) hold in bare trust for the benefit of the Purchaser any and all dividends that are paid to her in respect of the Sale Shares, (but only to the extent that the record date for such dividends was equal to or later than the date of this Agreement) and (ii) to remit such dividends to the Purchaser as promptly as practicable after their receipt.

7                                        SHARE OWNERSHIP; DRS / BOOK-ENTRY SHARES

The Purchaser acknowledges and agrees that the Sale Shares, being  (i) 150,166 unrestricted WBA Shares (WAL1) and (ii) 1,547,272 restricted WBA Shares (WAL2) purchased hereunder will be transferred and delivered as DRS/ book-entry shares registered in the Purchaser’s shareholder account (No. [redacted]) maintained by the Transfer Agent.

8                                        GENERAL

8.1                              Purchaser shall pay its own costs and the reasonable costs of the Seller relating to or in connection with the negotiation, preparation, execution and performance by it of this Agreement and the transactions contemplated by this Agreement.

8.2                              No amendment or modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

8.3                              No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

8.4                              No single or partial exercise or non-exercise of any right, power or remedy provided by this Agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

8.5                              The rights, powers and remedies of the Purchaser provided by this Agreement are cumulative and are not exclusive of any rights, powers and remedies provided by law.

8.6                              The provisions of this Agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

8.7                              This Agreement and each of the agreements and documents executed pursuant to this Agreement shall be binding upon and inure for the benefit of the successors in title of the Parties.

8.8                              If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)                       the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                       the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.9                              No person who is not a Party to this Agreement shall have any right to enforce any term of this Agreement or any agreement or document entered into pursuant to this Agreement.

9                                        ASSIGNMENT

Neither Party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under this Agreement or purport to do any of the same nor sub-contract any or all of its obligations under this Agreement without the prior written consent of the other Party.

10                                 ENTIRE AGREEMENT

10.1                       This Agreement and any agreement or document entered into pursuant to this Agreement constitute the entire agreement between the Parties and supersede any previous agreement or arrangement between the Parties relating to the acquisition of the Sale Shares.

10.2                       Each of the Purchaser, on the one hand, and the Seller, on the other hand, agrees that it has not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the other Party except as expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. Nothing in this Section shall exclude any liability on the part of any Party for fraud or fraudulent misrepresentation.

11                                 NOTICES

11.1                       Any notice or other communication given under this Agreement shall be in writing and signed by or on behalf of the Party giving it and may be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail or international courier in the case of an address for service outside the country of destination) or by fax to the Party due to receive it, at its address or fax number set out in this Agreement or to such other address or fax number as are last notified in writing to the Parties.

11.2                       In the absence of evidence of earlier actual receipt, any notice or other communication given pursuant to this Section shall be deemed to have been received:

(a)                       if delivered by hand, at the time of actual delivery to the address referred to in Section 11.1;

(b)                       in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

(c)                        in the case of registered airmail, five Business Days after the date of posting;

(d)                       in the case of international courier, two Business Days after the date of posting; and

(e)                        if sent by fax, at the time of completion of transmission.

11.3                        The addresses of the Parties for the purposes of Section 11.1 are:

Ornella Barra

Address:                                                                                                 [redacted]

Monaco 98000

Alliance Santé Participations S.A.

Address:                                                                                                 14, Avenue du X Septembre
L-2550 Luxembourg
Grand Duchy of Luxembourg

For the attention of:                                   Simone Retter

With a copy to:

Address:                                                                                                 Darrois Villey Maillot Brochier
69, avenue Victor Hugo
75116 Paris
France

For the attention of:                                   Ben Burman

or such other address as may be notified in writing from time to time by the relevant Party to the other Party for the purposes of this Section.

11.4                       For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

12                                 COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts (which may be facsimile copies and delivered electronically), but shall not take effect until each Party has executed at least one counterpart.  Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

13                                 GOVERNING LAW AND JURISDICTION

13.1                       This Agreement and any disputes or claims arising out of or in connection with its subject matter and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

13.2                       Each Party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this Agreement (or any agreement or document entered into pursuant to this Agreement), including any non-contractual claims or matters.

IN WITNESS of which this Agreement has been executed and delivered by the parties on the date set out above.

The Seller

ORNELLA BARRA

/s/ ORNELLA BARRA

The Purchaser

ALLIANCE SANTE PARTICIPATIONS S.A.

By:	/s/ STEFANO PESSINA
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

Schedule 1

Wire Instructions for Payment of Purchase Price to Seller

[redacted]